UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	September 21, 2010

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 1.01 Entry Into a Material Definitive Agreement

$500 Million Share Repurchase Program

On September 21, 2010 Sempra Energy entered into a Collared Accelerated Share Acquisition Program with JPMorgan Chase Bank, National Association (“JPMorgan”) under which Sempra Energy will expend $500 million to repurchase shares of its Common Stock.  The program may extend into the first quarter of 2011.

Under the program, on September 24, 2010 Sempra Energy will prepay $500 million to JPMorgan as the purchase price for shares of Sempra Energy Common Stock to be purchased from JPMorgan in a share forward transaction.  The number of shares purchased (subject to minimum and maximum numbers of shares) will be determined by dividing the $500 million purchase price by the arithmetic mean of the volume-weighted average trading prices of shares of Sempra Energy Common Stock for each day in a valuation period minus a fixed discount.  The valuation period will begin following the completion of a hedging period during which JPMorgan will establish an initial hedging position in respect of its obligations to deliver shares under the program.  The valuation period will continue until the program is completed.

Sempra Energy’s outstanding shares used to calculate earnings per share will be reduced by the number of purchased shares as they are delivered to Sempra Energy, and the $500 million purchase price will be recorded as a reduction in shareholders’ equity upon its prepayment.  Sempra Energy will receive a substantial portion of the minimum number of shares that will be purchased on the September 24, 2010 prepayment date and the balance of the minimum number at the end of the hedging period. It will receive any additional shares at the end of the valuation period.

The repurchase program is subject to terms and conditions customary for similar programs, including provisions permitting adjustments to the length of the valuation and hedging periods, providing for the effect of extraordinary corporate transactions, and setting forth other circumstances under which the program may be terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: September 21, 2010	By: /S/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer